Exhibit (a)(4)

WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING INSTITUTIONAL CLASS

Effective as of April 13, 2015, all of the Trustees of Hennessy Funds Trust (the “Trust”), acting pursuant to Section 2.6 of Article II of the Trust Instrument of the Trust, as amended and supplemented to date, established a new class of interests of the Hennessy Large Cap Financial Fund and the Hennessy Japan Small Cap Fund, each a series of the Trust, designated as “Institutional Class” interests of such series, with all of the relative rights and preferences of the existing series of the Trust.

With the designation and establishment of the “Institutional Class” interests for the Hennessy Large Cap Financial Fund and the Hennessy Japan Small Cap Fund, each of these series of the Trust has two classes: “Investor Class” and “Institutional Class”.

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OFFICER’S CERTIFICATE

The undersigned, being the duly elected, qualified and active Executive Vice President and Secretary of Hennessy Funds Trust (the “Trust”), hereby certifies that the foregoing instrument designating and establishing an “Institutional Class” of interests of the Hennessy Large Cap Financial Fund and the Hennessy Japan Small Cap Fund, each a series of the Trust, was duly adopted by all of the Trustees, pursuant to Section 2.6 of Article II of the Trust Instrument of the Trust, as amended and supplemented to date.

Dated as of: April 14, 2015	/s/Daniel B. Steadman
Daniel B. Steadman
Executive Vice President and Secretary